POWER OF ATTORNEY
       Know all by these presents, that the undersigned hereby constitutes and appoints the Secretary and any Assistant Secretary, or any of them signing individually, and with full power of substitution, the undersigned's true and lawful attorney-in-fact to: (i) prepare, execute in the undersigned's name and on the undersigned's behalf, and submit to the U.S. Securities and Exchange Commission (the "SEC") a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the SEC; and (ii) to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the SEC as a result of the undersigned's ownership of or transactions in securities of MiMedx Group, Inc.
       This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of MiMedx Group, Inc., unless earlier revoked in writing. The undersigned acknowledges that the attorneys-in-fact are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated:     March 23, 2021        /s/ Phyllis I. Gardner

Sworn to and subscribed before me this 23rd day of March, 2021.

(SEAL)
Maritssa Oliveira, Notary Public
Common Wealth of Massachusetts - Middlesex County
My Commission Expires August 19, 2022

                        /s/ Martissa Oliveira
           Notary Public